Exhibit 99.1

     Spectrum Brands Announces Reduced 2006 Earnings Expectations

    ATLANTA--(BUSINESS WIRE)--July 17, 2006--Spectrum Brands (NYSE:
SPC) announced today that its preliminary forecast of fiscal third quarter financial results indicates that full year 2006 earnings will be substantially lower than the latest earnings guidance provided in the company's May 2, 2006 earnings release.
    Spectrum Brands' disappointing third quarter performance was attributable in large part to lower-than-expected sales volumes, particularly in the company's European consumer battery business. Additionally, North American sales were negatively impacted by lower-than-expected results from shaving and grooming products at Father's Day and retail inventory reductions on the part of several large customers in the company's lawn and garden category.
    Despite disappointing third quarter results, the company anticipates it will be in compliance with its senior credit facility debt covenants for the fiscal third quarter based on its preliminary estimates.
    Spectrum Brands also announced that it is has engaged Goldman Sachs and Co. as financial advisor to assist the company in evaluating potential selective asset sales designed to sharpen the company's focus on strategic growth businesses, maximize long-term shareholder value, and reduce outstanding indebtedness. No assurance can be given that any transaction will be pursued as a result of this review, or if a transaction is pursued, that it will be consummated.
    Spectrum Brands will release complete third quarter financial results and will host a conference call with senior management on Thursday, August 3, at 8:30 a.m. A live webcast of the call will be made available at www.spectrumbrands.com.

    About Spectrum Brands, Inc.

    Spectrum Brands is a global consumer products company and a leading supplier of batteries and portable lighting, lawn and garden care products, specialty pet supplies, shaving and grooming and personal care products, and household insecticides. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in 120 countries around the world. The company's stock trades on the New York Stock Exchange under the symbol SPC.

    Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending,
(2) changes in consumer demand for the various types of products Spectrum Brands offers, (3) changes in the general economic conditions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation, consumer spending and raw material costs, (4) the company's ability to successfully implement manufacturing, distribution and other cost efficiencies, (5) the consummation of potential transactions or the terms and conditions of such transactions as discussed in this press release and various other factors, including those discussed herein and those set forth in Spectrum Brands' securities filings, including the most recently filed Form 10-Q and Annual Report on Form 10-K.

    CONTACT: Spectrum Brands, Inc., Atlanta
             Investor Contact:
             Nancy O'Donnell, 770-829-6208
             david.doolittle@ketchum.com
                 or
             Ketchum for Spectrum Brands
             Media Contact:
             Dave Doolittle, 404-879-9266